AIR COMMERCIAL REAL ESTATE ASSOCIATION

STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT SUB LEASE -- NET

(DO NOT USE THIS FORM FOR MULTI-TENANT BUILDINGS)

RECITALS

This Sublease (hereinafter referred to as the "Lease") is made and entered into with respect to the following facts:

(a) Port Hueneme Surplus Authority, the Lessor, herein is the lessee / tenant under that certain Lease Agreement, dated March 31, 1997, identified as "Oxnard Harbor District Port Hueneme Surplus Property Authority Lease" ("Master Lease") by and between Lessor and the Oxnard Harbor District, a California harbor district ("Master Lessor"), with respect to that certain real property ("Property") described in the Master Lease and located in the City of Port Hueneme, County of Ventura, State of California, and within the political boundaries of Lessor; and

(b) Master Lessor acquired its interest in the Property pursuant to that certain conveyance to Master Lessor from the Secretary of Transportation, as delegated to the Maritime Administrator, Maritime Administration, by certain instrument known and identified as "Port Facility Property Instrument of Disposal Quitclaim Deed.," indenture or otherwise as necessary to meet local requirements ("Deed"); and

(c) Parcel B of the Property is generally known as the Port Hueneme Aquaculture Center, and is further described in Exhibit "A" attached hereto and incorporated herein by this reference; and

(d) The legislative body of Lessor has heretofore determined that the public interest, convenience and necessity require the execution and implementation of this Lease.

1. **Basic Provisions ("Basic Provisions").**

1.1 **Parties:** This Lease ("**Lease**"), dated for reference purposes only August 1, 2005, is made by and between Port Hueneme Surplus Property Authority, a surplus property authority ("**Lessor**") and Stellar Biotechnologies, Inc., a California corporation ("**Lessee**"), (collectively the "**Parties,**" or individually a "**Party**").

1.2 **Premises:** That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as Unit 7 of Port Hueneme Aquaculture Center, located in the County of Ventura, State of California, and generally described as (describe briefly the nature of the property and, if applicable, the "**Project**", if the property is located within a Project) See attached legal description in Exhibit "B" attached hereto and hereby incorporated by this reference. See also Paragraph 50 of the attached Addendum for a further description of the Premises and the Project. ("**Premises**"). (See also Paragraph 2)

1.3 **Term:** five (5) years and -0- months ("**Original Term**") commencing See Paragraph 60 of the Addendum hereto ("**Commencement Date**") and ending sixty(60) month after Commencement Date ("**Expiration Date**"). (See also Paragraph 3)

1.4 **Early Possession:** Possession shall commence immediately upon execution of the Lease by both parties and delivery of the Security Deposit. See also Paragraph 60 of the Addendum hereto ("**Early Possession Date**"). (See also Paragraphs 3.2 and 3.3)

1.5 **Base Rent:** ~~$______ per month ("Base Rent"), payable on the ______ day of each month commencing~~ See Paragraph 60 of the Addendum hereto. (See also Paragraph 4)

☐ If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 **Base Rent and Other Monies Paid Upon Execution:**

(a) **Base Rent:** $2,174.00 for the period ______.

(b) **Security Deposit:** $4,348.00 ("**Security Deposit**"). (See also Paragraph 5)

(c) **Association Fees:** $______ for the period ______

(d) **Other:** $______ for ______.

(e) **Total Due Upon Execution of this Lease:** $______.

1.7 **Agreed Use:** Extracting and supplying pharmaceutical companies, and the scientific community, with certain material extractd from selected marine organisms. Lessee is also involved in the aquaculture of marine organisms for use in species enhancement, pharmaceutical products and for food. (See also Paragraph 6).

1.8 **Insuring Party:** ~~Lessor~~ Lessee is the "**Insuring Party**" unless otherwise stated herein. (See also Paragraph 8)

1.9 **Real Estate Brokers:** (See also Paragraph 15)

INITIALS

*updated 2005

INITIALS

LEASE

(a) **Representation:** The following real estate brokers (the "**Brokers**") and brokerage relationships exist in this transaction (check applicable boxes):

☑ Heritage Group, Inc. ______________________ represents Lessor exclusively ("**Lessor's Broker**");

☐ ______________________ represents Lessee exclusively ("**Lessee's Broker**"); or

☐ ______________________ represents both Lessor and Lessee ("**Dual Agency**").

~~(b) **Payment to Brokers:** Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement (or if there is no such agreement, the sum of ________ or ________ % of the total Base Rent) for the brokerage services rendered by the Brokers.~~

1.10 **Guarantor.** The obligations of the Lessee under this Lease are to be guaranteed by N/A ______________________ ("**Guarantor**"). (See also Paragraph 37)

1.11 **Attachments.** Attached hereto ~~are~~ the following, all of which constitute a part of this Lease:

☐ an Addendum consisting of Paragraphs 50 ________ through 62 ________ ;

☐ a plot plan depicting the Premises;

☐ a current set of the Rules and Regulations;

☐ a Work Letter;

☑ other (specify): Exhibits "A","B", and "C"

____

______________________ .

2. Premises.

2.1 **Letting.** Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. **Note: Lessee is advised to verify the actual size prior to executing this Lease.**

2.2 **Condition.** Lessor shall deliver the Premises to Lessee ~~broom clean and free of debris~~ on the Commencement Date or the Early Possession Date, whichever first occurs ("**Start Date**"), *subject to all of terms and provisions of this Lease, and the Master Lease and Deed, both of which are incorporated herein by this reference.* ~~and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee and in effect within thirty days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("**HVAC**"), loading doors, sump pumps, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date and that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the "**Building**") shall be free of material defects. If a non-compliance with said warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor's sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor's expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements of the Building. If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee's sole cost and expense.~~

~~2.3 **Compliance.** Lessor warrants that the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances ("**Applicable Requirements**") that were in effect at the time that each improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee's use (see Paragraph 50), or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. **NOTE: Lessee is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Lessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed.** If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor's expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within 6 months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at Lessee's sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building ("**Capital Expenditure**"), Lessor and Lessee shall allocate the cost of such work as follows:~~

~~(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last 2 years of this Lease and the cost thereof exceeds 6 months' Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee's termination notice that Lessor has elected to pay the difference between the actual cost thereof and an amount equal to 6 months' Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.~~

~~(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for such costs pursuant to the provisions of Paragraph 7.1(d); provided, however, that if such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon 90 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor's termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor's share of such costs have been fully paid. If Lessee is unable to finance Lessor's share, or if the balance of the~~

______ INITIALS

PLA ______ INITIALS

typewritten or handwritten provisions.

46. **Offer.** Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. **Amendments.** This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee's obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

48. **Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.**

49. **Mediation and Arbitration of Disputes.** An Addendum requiring the Mediation and/or the Arbitration of ~~all~~ *particular* disputes between the Parties and/or Brokers arising out of this Lease ☑ **is** ☐ **is not** attached to this Lease. *See Addendum which is incorporated herein. The Addendum only applies to disputes relating to paragraph 58C of this Lease.*

50. **Americans with Disabilities Act.** Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee's specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee's use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee's expense.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.
2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE'S INTENDED USE.

WARNING: IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: Port Hueneme, California	Executed at: Port Hueneme, California
On: March , 2005	On: ~~March~~ July 21, 2005
By LESSOR:	**By LESSEE:**
Port Hueneme Surplus Property	Stellar Biotechnologies, Inc.
By: Robert L Hunt	By: [signature]
Name Printed: Robert L. Hunt	Name Printed: Frank R. Oakes
Title: Surplus Property Authority Manager	Title: CFO
By:	By:
Name Printed:	Name Printed:
Title:	Title:
Address:	Address:
Telephone:( )	Telephone:( )
Facsimile:( )	Facsimile:( )
Federal ID No.	Federal ID No.

BROKER:	**BROKER:**
Attn:	Attn:
Title:	Title:

FORM STN-7-4/01E

Project and each Unit therein present a level of orderliness, cleanliness, professionalism and organization that will contribute positively to the impressions of visitors, and to the promotion of the acquaculture industry." In keeping with this mandate, Lessee agrees to minimize the amount of storage on the Premises outside of the existing, or future, structures thereon and in the event any such storage becomes necessary for the uses described in Paragraph 1.8 of the Lease, Lessee further agrees to submit to Lessor a written plan setting forth a proposed screen fence to contain any such stored items. The approval of the height, materials and color of such screening fence shall be solely within the discretion and approval of Lessor.

58. Option to Extend. Lessor hereby grants to Lessee the option to extend the Term of this Lease for two (2) additional five (5) year option periods each commencing when the prior Term expires upon each and all of the following terms and conditions:

a. Lessee shall give written notice to Lessor of Lessee's desire to extend this Lease for said additional term or terms, in accordance with Paragraph 23 of the Lease, at least one hundred twenty (120) days and not more than one hundred eighty (180) days prior to the date each such option period would commence, time being of the essence;

b. All of the terms and conditions of this Lease, except where specifically modified by this option, shall apply;

c. The basic economic terms for the option periods shall be that the new monthly Base Rent shall be the then prevailing Market Rental Rate (Lessor and Lessee shall mutually agree upon the amount of prevailing Market Rental Rate) for property comparable to the Premises at the time Lessee gives to Lessor written notice of Lessee's desire to extend this Lease. If Lessor and Lessee cannot mutually agree, then the prevailing Market Rental Rate shall be decided by legal arbitration in accordance with Paragraph 49 of the Lease and the resulting costs and fees shall be split evenly between the Parties. The then prevailing Market Rental Rate shall constitute the monthly Base Rent for the first twelve (12) months of each option period, which Base Rent shall be adjusted (but not reduced) on each anniversary of the commencement of each option period by any increase in the CPI index (for Ventura County, if available; otherwise for the Los Angeles / Long Beach area) which occurred during the preceding twelve (12) month period.

59. Master Lessor's Rules and Regulations Concerning Access to the Channel. Lessee understands that Master Lessor has issued certain rules and regulations with respect to access to the channel adjacent to the Project, including a rule prohibiting divers and other individuals from entering the channel unless they are certified by Master Lessor. Accordingly, Lessee herein shall design its Intake System in such a manner that substantially all of the maintenance and cleaning thereof can be performed from the land side of the channel in order to minimize the need for properly certified divers to enter the channel.

60. Commencement of Base Rent and Adjustments in Base Rent during the Term. Commencing ~~August~~ October 1, 2005 ("Commencement Date"), Lessee's Base Rent shall be $2,174 / month and shall be payable on the first day of each and every month

for the following eleven months of the Term commencing after the first such monthly payment of $2,174. Thereafter, on each anniversary of the Commencement Date, the Base Rent shall be adjusted (but not reduced) by any increase in the CPI index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach area) which occurred during the preceding twelve (12) month period.

61. Possessory Interest Tax. As stated in Paragraph 10 of the Lease, the definition of "Real Property Taxes" includes possessory interest taxes. Lessee hereby acknowledges and agrees that the Premises as defined in the Lease and this Addendum will constitute a possessory interest subject to property taxation levied directly on such possessory interest and payable by Lessee.

62. No Consent Required for Minor Subleases. The consent of Lessor shall not be required for subletting individual offices or groups of offices or other space within the Premises, or structures thereon, provided that:

(i) Not more than five hundred square feet of space within a structure nor more than one thousand square feet of the outdoor Premises are subleased to any one person or entity, and the sublease does not exceed twelve months or terminate after the expiration Date,

(ii) The sublease is set forth in writing on a form approved in writing by Lessor,

(iii) Such sublease states in writing that is subordinate to the Lease, the Master Lease, and the Deed described in the RECITALS, and

(iv) The sublessee furnishes to Lessor such evidence of credit worthiness and evidence of insurance as is required by the Lease or otherwise as reasonably required by Lessor.

City of Port Hueneme

October 14, 2005

Stellar Biotechnologies, Inc.
417 E. Port Hueneme Road
Port Hueneme, CA 93041

SUBJECT: LETTER AGREEMENT/LEASE AMENDMENT WITH RESPECT TO EXTENSION OF LEASE TERM AND ESTABLISHMENT OF NEW BASE RENT FOR UNITS #4 AND #5 AND ESTABLISHMENT OF NEW COMMENCEMENT DATE FOR UNIT #7 OF THE PORT HUENEME AQUACULTUIRE CENTER

Gentlemen:

In accordance with Paragraph 58 of the Addendum to that certain Sublease, dated October 2, 2000, by and between Stellar Biotechnologies, Inc. ("Stellar") and the Port Hueneme Surplus Property Authority ("SPA") for Units #3, #4, and #5, Stellar has notified the SPA of its desire to exercise its option with respect to Units #4 and #5 for five-years and the SPA has accepted pursuant to SPA Resolution No. 30 (attached). Stellar's Sublease of Unit #3 terminated of its own accord on October 2, 2005.

Paragraph 58 of the Sublease Addendum obliges the Parties to agree with respect to the current Market Rental Rate for option periods, which on the basis of all recent leasing activity at the Port Hueneme Aquaculture Center is currently $0.15 per square foot of land per month with subsequent annual cost of living ("CPI") increases for years 4 through 5.

Accordingly, Paragraph 60 of the Addendum is hereby amended and replaced by the following revision:

60. Establishment of Base Rent During the First Five-Year Option Period. Commencing **October 1, 2005** and continuing through **September 30, 2006**, Lessee's Base Rent shall be increased to **$4,454.85**/month for **Units #4** and **#5**. This rental rate takes into account the previously agreed to concept that 1,000 square feet of Unit #4 is associated with the pump house, and Stellar is not required to pay rent on that common area. **On October 1, 2006 the Base Rent shall be adjusted (but not reduced) for increases, if any, in the CPI index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach**

*updated 2005

LEASE

metropolitan area), which occurred during the preceding twelve (12) month period. A similar adjustment shall be made on each October 1st thereafter for the remaining term of the option period ending in 2010.

With respect to Unit #7, the "Commencement Date" set forth in Paragraph 60 of the Addendum to that certain additional Sublease, dated August 1, 2005, by and between Stellar and the SPA is hereby changed from August 1, 2005 to October 1, 2005 to reflect the delay in occupancy by Stellar due to required tenant improvement work.

All other terms, conditions and provisions of both Subleases shall remain in full force and effect.

Please indicate Stellar's concurrence with these Sublease Amendments by executing and dating this letter below and returning same to this office.

Sincerely,

Robert L. Hunt

Robert L. Hunt
SPA Manager

The foregoing Amendments to the two Subleases as described above are agreed to this 31 day of October, 2005.

Frank R. Oaks Oakes
Chairman, STELLAR BIOTECHNOLOGIES, INC